                                                                      Exhibit 11
                           FIRST BELL BANCORP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                               DECEMBER 31, 1996


                                                TWELVE MONTHS
                                                     ENDED

Net income applicable to common stock             $7,403,194

EARNINGS PER SHARE

Average number of common stock outstanding         8,051,429

LESS: Weighted average unallocated ESOP shares       649,305
                                                  ----------
                                                   7,402,124

Earnings per share                                   $1.0001
